EX 16.14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Registration Statement on Form N-14 of FPA Funds Trust regarding the Prospectus and Statement of Additional Information of FPA Global Equity ETF, a series of FPA Funds Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 27, 2023